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                                                                        EX. 99.1

                       [Coastcast Corporation Letterhead]

For Immediate Release                       Contact: Hans H. Buehler, Chairman &
                                                     CEO  (310) 638-0595

             COASTCAST ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

     Rancho Dominguez, California (October 27, 2000) - Coastcast Corporation (NYSE: PAR) today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to assist in maximizing shareholder values and protect against unfair tactics in connection with a sale or takeover of the Company.

     The Rights Plan provides each shareholder of the Company with one right for each share of common stock held.

     Generally, should any person or group become the beneficial owner of 15% or more of the Company's outstanding common stock (with the exception of those persons who hold 15% or more of the Company's common stock, or securities convertible into 15% or more of the Company's common stock, on October 27,
2000), each right (other than those held by the 15% shareholder or group) would be exercisable to purchase that number of shares of the Company's common stock having, at that time, a market value equal to two times the then current exercise price (initially $75).

     The record date set for distribution of the rights under the Rights Plan is November 6, 2000, after which any shares of common stock traded will automatically be accompanied by the associated rights. The rights expire on October 27, 2010 (unless previously triggered), and are subject to redemption by the Board of Directors of the Company at $.001 per right at any time prior to the first date upon which they become exercisable.

     Coastcast, a leading manufacturer of golf clubheads, produces metal woods, irons and putters in a variety of metals, including stainless steel and titanium. Customers include Callaway, Cleveland, Cobra, Odyssey, Ping, Taylor Made and Titleist. The Company also manufactures a variety of investment-cast orthopedic implants and surgical tools and other specialty products that are made to customers' specifications.


  COASTCAST CORPORATION ~ 3025 EAST VICTORIA STREET, RANCHO DOMINGUEZ, CA 90221

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